SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAN SANG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	87-0539570
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

21st Floor, Railway Plaza, 39 Chatham Road South,

Tsimshatsui, Kowloon,

Hong Kong SAR

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (852) 2317 5300

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered
Common Stock, par value $0.001	The American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the common stock, par value $0.001 per share, of Man Sang Holdings, Inc. (the “Registrant”) to be registered hereunder (the “Common Stock”) is contained in the Registrant’s registration statement on Form 8-A pursuant to Section 12(g) of the Exchange Act, originally filed on June 17, 1996 (“Form-8A12g”), which is incorporated herein by reference as set forth below.

GENERAL. The Registrant has 31,250,000 authorized shares of Common Stock, $0.001 par value, of which 5,820,082 are issued and outstanding.(1)   All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable.

DIVIDEND RIGHTS. A description of dividend rights of holders of Common Stock is set forth under the caption “DIVIDEND POLICY” in Form-8A12g and is incorporated herein by reference in response to this item.

VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. The voting rights of Common Stock are subject to the rights of Series A Preferred Stock which, as a class, is entitled to votes equivalent to one-third total eligible votes in all matters voted on by the shareholders of the Company. Holders of Common Stock and Series A Preferred Stock holding more than fifty percent (50%) of the total voting rights, in the aggregate, can elect all of the directors of the Registrant. Except with the approval of holders of a majority of the outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (together the “Preferred Shares”), the Corporation may not (a) authorize, create or issue any shares of any class or series ranking senior to the Preferred Shares as to liquidation rights, (b) amend, alter or repeal, by any means, the Certificate of Incorporation if the powers, preferences, or special rights of the Preferred Shares would be adversely affected, or (c) become subject to any restriction on the Preferred Shares, other than restrictions arising solely under the General Corporation Law of the State of Nevada or existing under the Certificate of Incorporation as in effect on December 31, 1995.

OTHER INFORMATION REQUIRED BY ITEM 202 OF REGULATION S-K. Further description of the Common Stock is set forth under the caption “MISCELLANEOUS RIGHTS AND PROVISIONS” in Form-8A12g and is incorporated herein by reference in response to this item.

PREFERRED STOCK. The Registrant has 200,000 authorized shares of preferred stock, $0.001 par value. The Board of Directors has the authority, without action by the shareholders, to create one or more series of preferred stock and to determine the dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, sinking fund terms, conversion and

(1) The number of the Company's authorized, and issued and outstanding shares of Common Stock takes into account the Company's share split effective August 5, 2005, which is described in the Company's current report on Form 8-K filed on July 22, 2005, and is incorporated herein by reference.

voting rights of any such series, the number of shares constituting any such series and the designation thereof and the price therefor.

As of August 3, 2005, 100,000 shares of Series A Preferred Stock and no share of Series B Preferred Stock were issued and outstanding. The Series A Preferred Stock entitles the holders thereof, as a class, (i) to votes equivalent to one-third total eligible votes in all matters voted on by the shareholders of the Company and (ii) a liquidation preference of $25.00 per share. Except for the foregoing, the holders of the Series A Preferred Stock have no preferences or rights in excess of those generally available to the holders of Common Stock. The holders of Series A Preferred Stock are entitled to participate in any dividends paid ratably with the holders of Common Stock.

The Series B Preferred Stock entitles the holders thereof to convert such shares into Common Stock at a price equal to the lesser of the average closing bid price of the Common Stock on the date of issuance of the Series B Preferred Stock or seventy percent (70%) of the average closing bid price of the Common Stock for the five days immediately preceding conversion. The Series B Preferred Stock is subject to redemption at $1,000 per share after December 31, 1997 and has a liquidation preference of $1,000. The holders of the Series B Preferred Stock have no other voting rights other than as provided in the “Voting Rights” section above and under Nevada law. Except for the foregoing, the holders of Series B Preferred Stock have no preferences or rights in excess of those generally available to the holders of Common Stock.

Item 2. Exhibits.

The following exhibits are filed as part of this Registration Statement or are incorporated by reference as indicated below.

Exhibit No.	Description of Exhibit
2.1	Certificate of Amendment of Articles of Association, filed on March 11, 1996, and Restated Articles of Incorporation of Man Sang Holdings, Inc., as amended, filed on January 12, 1996 (1)
2.2	The Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated “Series A Preferred Stock” (1)
2.3	The Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated “Series B Preferred Stock” (1)
2.4	Amended Bylaws of Man Sang Holdings, Inc., effective as of January 10, 1996 (1)
2.5	Current report on Form 8-K filed by the Company on July 22, 2005

________________________________

(1)	Incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form 8-A dated June 17, 1996

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 3, 2005	MAN SANG HOLDINGS, INC.

By: /s/ CHENG Chung Hing, Ricky
CHENG Chung Hing, Ricky
Chairman of the Board, President and
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Certificate of Amendment of Articles of Association, filed on March 11, 1996, and Restated Articles of Incorporation of Man Sang Holdings, Inc., as amended, filed on January 12, 1996 (1)
2.2	The Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated “Series A Preferred Stock” (1)
2.3	The Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated “Series B Preferred Stock” (1)
2.4	Amended Bylaws of Man Sang Holdings, Inc., effective as of January 10, 1996 (1)
2.5	Current report on Form 8-K filed by the Company on July 22, 2005

________________________________

(1)	Incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form 8-A dated June 17, 1996